Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES FIRST QUARTER 2006 RESULTS

NEW RECORD SET FOR QUARTERLY DISTRIBUTABLE CASH FLOW

RADNOR, PA (Businesswire) May 4, 2006 – Penn Virginia Resource Partners, L.P. (NYSE:PVR) today reported record distributable cash flow of $25.1 million for the first quarter of 2006, an increase of 54 percent over $16.3 million for the same quarter of 2005. Operating income for the first quarter of 2006 was $18.2 million, compared to $14.3 million in the same quarter of 2005. Net income for the first quarter of 2006 was $8.3 million, or $0.19 per limited partner unit after the effect of a two-for-one unit split on April 4, 2006, compared to a net loss of $2.5 million, or $0.07 per limited partner unit, for the first quarter of 2005. The increases in distributable cash flow, a non-GAAP measure, operating income and net income were primarily attributable to increased coal royalty revenues resulting from higher commodity prices and related services income, and the contribution of PVR’s natural gas midstream business that was acquired in the first quarter of 2005. Net income also increased due to a decrease in non-cash derivative losses. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

Cash Distribution

As previously announced, PVR will pay a quarterly cash distribution covering the period January 1 through March 31, 2006, in the amount of $0.35 per unit, or an annualized rate of $1.40 per unit, on May 15, 2006, to unit holders of record as of May 5, 2006.

Management Comment

A. James Dearlove, Chief Executive Officer, said, “PVR continued its strong overall performance from 2005. Coal prices have remained relatively high and production by our lessees is up due to 2005’s successful acquisition program. As detailed below, non-coal revenues were also higher in the first quarter of 2006 compared to 2005. In spite of the slightly negative effects of rail service capacity constraints, the eastern coal markets continue to hold up and the electric power generation and steel industry are healthy.

“A big change from last year is the contribution from our natural gas midstream assets acquired in March 2005. The midstream segment continues to outperform our acquisition economics. Natural gas processing margins are currently very high, however, the volatility is significant. We continue to adjust our contract mix and evaluate various hedging strategies to help ensure predictable cash flows. We anticipate growing the business in 2006 through internal expansion and bolt-on acquisitions.”

Coal Segment Review

First quarter 2006 operating income in the coal segment was a record $17.1 million, or 39 percent higher than the $12.3 million reported in the first quarter of 2005. Revenues increased to $25.3 million in the first quarter of 2006, a 28 percent increase over the $19.8 million reported in the first quarter of 2005. The increase was mainly a result of increased coal royalty revenues, which increased to $22.4 million in the first quarter of 2006, a 24 percent increase over $18.1 million in the first quarter of 2005. Higher coal prices were the primary reason for increased average royalty per ton, up eight percent to $2.90 in the first quarter of 2006 from $2.69 in the first quarter of 2005. Coal production from PVR properties increased to 7.7 million tons in the first quarter of 2006 from 6.7 million tons in the first quarter of 2005. The increase was primarily due to production from properties acquired in 2005 in the western Kentucky portion of the Illinois Basin as well as increased production on PVR’s property in New Mexico. Other revenues increased to $1.5 million in the first quarter of 2006 from $0.5 million in the first quarter of 2005, primarily due to fees earned for the management of certain coal properties and additional coal transportation-related fees and oil and gas royalty revenues resulting from 2005 acquisitions.

Expenses increased to $8.3 million in the first quarter of 2006 from $7.5 million in the first quarter of 2005, due primarily to increased depreciation, depletion and amortization (DD&A) resulting from higher coal production.

Natural Gas Midstream Segment Review

First quarter 2006 operating income in the natural gas midstream segment acquired in March 2005 from Cantera Gas Resources, LLC (the “Cantera Acquisition”) was $5.8 million before a $4.6 million non-cash charge to cost of gas purchased, to reserve for amounts related to balances assumed as part of the Cantera Acquisition for which collection is still being pursued by PVR. Operating income after the non-cash charge was $1.2 million. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were approximately 12.1 billion cubic feet (Bcf) or approximately 134 million cubic feet per day for the first quarter of 2006.

Gross processing margin for the first quarter of 2006, consisting of midstream revenues minus the cost of gas purchased, was $15.1 million or $1.25 per thousand cubic feet (Mcf) of inlet gas before the non-cash charge to cost of gas purchased ($10.5 million or $0.87 per Mcf after the non-cash charge). Expenses other than cost of gas purchased were $10.0 million for the first quarter of 2006.

Capital Resources and Impact of Derivatives

As of March 31, 2006, PVR’s outstanding borrowings were $251.7 million, including $9.8 million of senior unsecured notes classified as current portion of long-term debt. Interest expense increased from $2.8 million in the first quarter of 2005 to $3.8 million for the first quarter of 2006 as a result of interest on increased borrowings related to the Cantera Acquisition and coal property acquisitions in 2005.

Net income for the first quarter of 2006 included non-cash derivative losses of $6.1 million, which primarily resulted from mark-to-market adjustments on certain derivatives that no longer qualify for hedge accounting.

Guidance for 2006

See the Guidance Table included in this release for guidance estimates for 2006. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss first quarter 2006 results and the outlook for the remainder of 2006, is scheduled for Friday, May 5, 2006, at 9:00 a.m. EDT. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available until May 8, 2006, at 11:59 p.m. EDT by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 200322. An on-demand replay of the call will also be available at PVR’s website beginning shortly after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com .

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to generate sufficient cash from our midstream and coal businesses to pay the minimum quarterly distribution; energy prices generally and, specifically, the respective prices of natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the relationship between the price of coal and the prices of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected supply of and demand for coal, natural gas and NGLs; the ability to acquire new coal reserves on satisfactory terms; the price for which new coal reserves can be acquired; the ability to lease new and existing coal reserves; the ability to continually find and contract for new sources of natural gas supply; the ability to retain our existing or acquire new midstream customers; the ability of our coal lessees to produce sufficient quantities of coal on an economic basis from our reserves; the ability of our coal lessees to obtain favorable contracts for coal produced from our reserves; competition among producers in the coal industry generally and among midstream companies; the exposure we have to the credit risk of our coal lessees and our midstream customers; the experience and financial condition of our coal lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; the ability to expand our midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; the extent to which the amount and quality of actual coal production differs from estimated recoverable proved coal reserves; unanticipated geological problems; the dependence of our midstream business on having connections to third party pipelines; availability of required materials and equipment; the occurrence of unusual weather or operating conditions, including force majeure events; the failure of our coal infrastructure or our coal lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our coal lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by our coal lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to the outcome of litigation regarding permitting of the disposal of coal overburden; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); coal handling joint venture operations; and changes in financial market conditions. Additional information concerning these and other factors can be found in and PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006, and subsequently filed interim reports. Many of the factors that will determine PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenues
Natural gas midstream	$109,181	$26,278
Coal royalties	22,422	18,053
Coal services	1,426	1,270
Other	2,135	589

Total revenues	135,164	46,190

Expenses
Cost of gas purchased	98,651	21,837
Operating	3,478	1,827
Taxes other than income	698	382
General and administrative	5,270	2,765
Depreciation, depletion and amortization	8,821	5,079

Total expenses	116,918	31,890

Operating Income	18,246	14,300

Interest expense, net	(3,773)	(2,835)
Derivative losses	(6,133)	(13,936)

Net income (loss)	$8,340	$(2,471)

Allocation of net income (loss):
General partner’s interest in net income (loss)	$510	$(58)
Limited partners’ interest in net income (loss)	$7,830	$(2,413)

Basic and diluted net income (loss) per limited partner unit, common and subordinated	$0.19	$(0.07)

Weighted average units outstanding:
Common	33,994	25,236
Subordinated	7,650	11,474

Other data:
Coal royalty tons (in thousands)	7,720	6,715
Average gross coal royalty ($ per ton)	$2.90	$2.69
Inlet volumes (MMcf)	12,053	3,907
Midstream processing margin ($ per Mcf)	$0.87	$1.14

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Cash	$9,121	$23,193
Receivables	67,894	76,398
Derivative assets	3,783	10,235
Other current assets	2,946	2,724

Total current assets	83,744	112,550
Property and equipment, net	458,750	458,782
Equity investments	27,002	26,672
Goodwill	7,717	7,718
Intangibles, net	36,785	38,051
Derivative assets	6,690	8,536
Other long-term assets	5,537	5,570

Total assets	$626,225	$657,879

Liabilities and Partners’ Capital
Current portion of long-term debt	$9,814	$8,108
Accounts payable and accrued liabilities	52,358	68,004
Derivative liabilities	16,515	20,700
Other current liabilities	6,732	5,073

Total current liabilities	85,419	101,885
Derivative liabilities	11,889	11,246
Other long-term liabilities	12,060	13,943
Long-term debt	241,888	246,846
Partners’ capital	274,969	283,959

Total liabilities and partners’ capital	$626,225	$657,879

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended March 31,
	2006	2005
Operating Activities
Net income	$8,340	$(2,471)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,821	5,079
Derivative losses	6,133	13,936
Noncash interest expense	191	1,225
Equity earnings, net of distributions	(330)	(298)
Changes in operating assets and liabilities	(9,838)	(6,026)

Net cash provided by operating activities	13,317	11,445

Investing Activities
Acquisitions, net of cash acquired	(3,069)	(204,984)
Additions to property and equipment	(5,496)	(289)
Other	—	52

Net cash provided by (used in) investing activities	(8,565)	(205,221)

Financing Activities
Payments for debt issuance costs	—	(2,039)
Proceeds from (repayments of) borrowings, net	(3,300)	80,300
Proceeds from issuance of partners’ capital	—	127,730
Distributions to partners	(15,524)	(10,411)

Net cash provided by (used in) financing activities	(18,824)	195,580

Net increase in cash and cash equivalents	(14,072)	1,804
Cash and cash equivalents-beginning balance	23,193	20,997

Cash and cash equivalents-ending balance	$9,121	$22,801

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

		Natural Gas Midstream
Three months ended March 31, 2006	Coal	Amount	(per Mcf)	Consolidated

Revenues
Natural gas midstream	$—	$109,181		$109,181
Coal royalties	22,422	—		22,422
Coal services	1,426	—		1,426
Other	1,480	655		2,135

Total revenues	25,328	109,836	$9.11	135,164

Expenses
Cost of gas purchased	—	98,651	8.18	98,651
Operating	969	2,509	0.21	3,478
Taxes other than income	310	388	0.03	698
General and administrative	2,230	3,040	0.25	5,270
Depreciation, depletion and amortization	4,752	4,069	0.34	8,821

Total expenses	8,261	108,657	9.01	116,918

Operating Income	$17,067	$1,179	$0.10	$18,246

Production
Coal royalty tons (thousands of tons)	7,720
Inlet volumes (MMcf)		12,053

Additions to property and equipment and acquisitions, net of cash acquired	$6,004	$2,561		$8,565

		Natural Gas Midstream (1)
Three months ended March 31, 2005	Coal	Amount	(per Mcf)	Consolidated

Revenues
Natural gas midstream	$—	$26,278		$26,278
Coal royalties	18,053	—		18,053
Coal services	1,270	—		1,270
Other	489	100		589

Total revenues	19,812	26,378	$6.75	46,190

Expenses
Cost of gas purchased	—	21,837	5.59	21,837
Operating	1,032	795	0.20	1,827
Taxes other than income	278	104	0.03	382
General and administrative	2,353	412	0.11	2,765
Depreciation, depletion and amortization	3,855	1,224	0.31	5,079

Total expenses	7,518	24,372	6.24	31,890

Operating Income	$12,294	$2,006	$0.51	$14,300

Production
Coal royalty tons (thousands of tons)	6,715
Inlet volumes (MMcf)		3,907

Additions to property and equipment and acquisitions, net of cash acquired	$9,371	$195,902		$205,273

(1)	Natural Gas Midstream segment acquired in March 2005.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,
	2006	2005
Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income (loss)	$8,340	$(2,471)
Depreciation, depletion and amortization	8,821	5,079
Derivative losses (gains), net of certain settlements	4,044	13,936
Noncash cost of gas purchased	4,551	—
Other property and equipment expenditures	(655)	(289)

Distributable cash flow (see Note 1 below)	$25,101	$16,255

Reconciliation of GAAP “Net income” to Non-GAAP “EBITDA”
Net income (loss)	$8,340	$(2,471)
Interest expense, net	3,773	2,835
Depreciation, depletion and amortization	8,821	5,079

EBITDA (see Note 2 below)	$20,934	$5,443

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$5,496	$289
Acquisitions, net of cash acquired	3,069	204,984
Change in accrued capital expenditures	(1,071)	—

Capital expenditures (see Note 3 below)	$7,494	$205,273

Note 1 - Distributable cash flow represents net income before depreciation, depletion and amortization expense, unrealized loss on derivatives (net of settlements of certain midstream derivatives), and noncash cost of gas purchased, minus other capital expenditures. Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2 - EBITDA represents net income before interest expense and depreciation, depletion and amortization expense. Management believes EBITDA provides additional useful information regarding PVR’s ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business’ ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Note 3 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions and other expenditures and change in accrued capital expenditures. Management believes capital expenditures provide useful information regarding the PVR’s capital program as a supplement to cash additions to property and equipment.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for 2006.

	Actual First Quarter 2006	2006 Guidance
Coal Segment:
Coal royalty tons (millions)	7.7	31.5	—	34.5

Revenues:
Average coal royalty per ton	$2.90	2.75	—	2.85
Other	$2.9	12.0	—	14.0

Expenses:
Direct expenses	$3.5	15.5	—	17.0
Depreciation, depletion and amortization	$4.7	21.0	—	23.0

Capital Expenditures:
Coal segment acquisitions	$2.7		N/A
Coal segment maintenance capital expenditures	$0.1	0.3	—	0.4
Coal segment other expenditures	$2.1	16.0	—	18.0
Total Coal Capital Expenditures	$4.9

Natural Gas Midstream Segment:
Inlet volumes (MMcf per day) - (a)	134	130	—	140

Expenses:
Direct expenses	$5.9	19.0	—	22.0
Depreciation, depletion and amortization	$4.1	15.5	—	17.5

Capital Expenditures:
Midstream segment acquisitions, net of cash acquired	$—		N/A
Midstream segment maintenance capital expenditures	$0.6	2.5	—	3.5
Midstream segment other expenditures	$2.0	9.0	—	11.0
Total Midstream Capital Expenditures	$2.6

Other:
Interest expense:
Average long-term debt outstanding	$254.2	250.0	—	260.0
Interest rate	5.9%	5.6%	—	6.0%

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

Notes:

(a)	The natural gas midstream segment’s ethane and propane (revenues), crude oil (revenues) and natural gas (cost of gas purchased) derivative positions as of March 31, 2006, are summarized below:

	Average Volume Per Day	Weighted Average Price
	(gallons)	(per gallon)
Ethane Swaps
Second Quarter 2006 - Fourth Quarter 2006	68,800	$0.4770
First Quarter 2007 - Fourth Quarter 2007	34,440	$0.5050
First Quarter 2008 - Fourth Quarter 2008	34,440	$0.4700

	(gallons)	(per gallon)
Propane Swaps
Second Quarter 2006 - Fourth Quarter 2006	52,080	$0.7060
First Quarter 2007 - Fourth Quarter 2007	26,040	$0.7550
First Quarter 2008 - Fourth Quarter 2008	26,040	$0.7175

	(Bbls)	(per Bbl)
Crude Oil Swaps
Second Quarter 2006 - Fourth Quarter 2006	1,100	$44.45
First Quarter 2007 - Fourth Quarter 2007	560	$50.80
First Quarter 2008 - Fourth Quarter 2008	560	$49.27

	(Mmbtu)	(per Mmbtu)
Natural Gas Swaps
Second Quarter 2006 - Fourth Quarter 2006	7,500	$7.05
First Quarter 2007 - Fourth Quarter 2008	4,000	$6.97

	(Mmbtu)
Basis Swap
Second Quarter 2006 - Third Quarter 2006 (July only)	7,500	Efficient curve